Exhibit 99.1

Press Release

Company contact:

Joy Leo

Chief Financial Officer

Credence Systems Corporation

(408) 635-4636

Joy_leo@credence.com

CREDENCE REPORTS PROFITABLE THIRD QUARTER

MILPITAS, Calif., August 30, 2007—Credence Systems Corporation (NASDAQ: CMOS), a leading provider of innovative and cost-effective test solutions from design to production for the worldwide semiconductor industry, today reported financial results for the third quarter of fiscal 2007 ended August 4, 2007.

Net sales for the third quarter were $123.5 million, up 2.0 percent from prior quarter net sales of $121.1 million and up 7.9 percent from the third quarter of fiscal year 2006 revenue of $114.5 million. Net income for the quarter was $10.3 million or $0.09 per share, versus a net loss of $3.5 million or $0.03 net loss per share in the prior quarter. Net loss from third quarter fiscal 2006 was $461.4 million or $4.61 net loss per share.

“We achieved our revenue plan for the quarter and significantly exceeded our gross margin, cost cutting and net profit goals while strengthening our balance sheet,” said Lavi Lev, chief executive officer of Credence. “I am particularly pleased to note that during this quarter we achieved the business model breakeven goal that we had previously announced as our goal for mid 2008. This progress should greatly improve our ability to sustain profitability through the industry’s cycles.”

Fourth quarter fiscal 2007 outlook

Net sales in the fourth quarter of fiscal 2007 are expected to be in the range of $101.0 million to $105.0 million, with per share results at approximately breakeven.

Conference Call/Webcast

Credence will hold a conference call to discuss these results today, Thursday August 30, 2007, at 5.00 pm ET. The call will be simulcast via the Credence web site at www.credence.com under the “Investor Relations-Financial Information-Webcasts” section. A replay of the call will be available via telephone and

# more #

web site through September 30, 2007. The replay number in the U.S. and Canada is (888) 286-8010. The replay number outside the U.S. and Canada is (617) 801-6888. The passcode is 16142884. A replay will also be available on the Credence web site www.credence.com under the Investor Relations section.

About Credence

Credence Systems Corporation is a leading provider of debug, characterization and ATE solutions for the global semiconductor industry. With a commitment to applying innovative technology to lower the cost-of-test, Credence delivers competitive cost and performance advantages to integrated device manufacturers (IDMs), wafer foundries, outsource assembly and test (OSAT) suppliers and fabless chip companies worldwide. A global, ISO 9001-certified company with a presence in 20 countries, Credence is headquartered in Milpitas, California. More information is available at http://www.credence.com.

Forward-Looking Statements

This release contains statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding our business model breakeven goal, our ability to sustain profitability, our industry’s cyclicality and our expected net sales and earnings per share for the fourth quarter of fiscal 2007. These forward-looking statements involve important factors that could cause our actual results to differ materially from those in the forward-looking statements. Such important factors involve risks and uncertainties including, but not limited to, the volatility of the trading price of our stock, the introduction of new product features including new instruments, the completion, delivery and acceptance by customers of such new product features, the need to focus on different aspects of our business to improve stockholder value, unanticipated challenges in assessing business conditions and the overall market, unanticipated difficulties in implementing improvements to our business model, cyclicality and downturns in the semiconductor industry, rapid technological change in the automatic test equipment market, the timing of new technology, product introductions, customer requirements relating to the customization of products, the risk of a loss or reduction of orders from one or more customers among which our business is concentrated, fluctuation in customer demand, timing and volume of orders and shipments, competition and pricing pressures, reliability and quality issues, our ability to complete the development and commercialization of our new products, product mix, overhead absorption, continued dependence on “turns” orders to achieve revenue objectives, intellectual property issues, the risk of early obsolescence, our ability to control and reduce expenses (including the ability to identify and successfully institute additional cost-saving measures) and our need to achieve and maintain effective internal controls over financial reporting. Reference is made to the discussion of risk factors detailed in our filings with the Securities and Exchange Commission, including our reports on Form 10-K and 10-Q. All projections in this release are based on limited information currently available to us, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, since we are only to provide guidance at certain points during the year. Actual events or results could differ materially and no reader of this release should assume later in the quarter that the information provided today is still valid. Such information speaks only as of the date of this release.

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Credence is a registered trademark, and Credence Systems is a trademark, of Credence Systems Corporation. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

			Prior Quarter Ended May 5, 2007
	Three Months Ended			Nine Months Ended
	August 4, 2007	July 31, 2006		August 4, 2007	July 31, 2006
Net sales(1)	$123,532	$114,476	$121,141	$363,470	$366,226
Cost of goods sold – on net sales(1) (2)	60,228	88,868	65,925	193,448	238,603

Gross margin	63,304	25,608	55,216	170,022	127,623
Operating expenses:
Research and development (3)	18,696	22,576	20,362	60,236	70,847
Selling, general & administrative(1) (4)	27,042	30,782	29,114	81,995	89,852
Amortization of purchased intangible assets	4,451	4,338	4,454	13,360	12,709
Reduction of goodwill	—	423,875	—	—	423,875
Restructuring charges	(9)	1,792	526	1,009	3,166

Total operating expenses	50,180	483,363	54,456	156,600	600,449

Operating income / (loss)	13,124	(457,755)	760	13,422	(472,826)
Interest and other income, net(5)	(1,163)	(1,501)	(2,325)	(983)	(1,973)

Income / (loss) before income taxes	11,961	(459,256)	(1,565)	12,439	(474,799)
Income taxes	1,623	2,110	1,889	5,566	4,844

Net income / (loss)	$10,338	$(461,366)	$(3,454)	$6,873	$(479,643)

Net income / (loss) per share
Basic	$0.10	$(4.61)	$(0.03)	$0.07	$(4.81)

Diluted	$0.09	$(4.61)	$(0.03)	$0.07	$(4.81)

Number of shares used in computing per share amounts
Basic	101,194	100,017	101,028	100,940	99,798

Diluted	122,574	100,017	101,028	101,067	99,798

(1)

Effective the first quarter of fiscal 2007, Credence reclassified engineering consulting and customized services as revenue instead of as an offset to selling, general, and administrative expenses. The labor and material associated with the delivery of these services which had previously been reported as selling, general, and administrative expenses are classified as cost of goods sold. For the three and nine month periods ended August 4, 2007, the total amount of engineering consulting and customized services classified as net sales is $2.6 million and $11.4 million respectively. For the three and nine month periods ended August 4, 2007, the total amount of cost of goods sold is $1.6 million and $8.2 million, respectively. For the three month period ended May 5, 2007 the total amount of engineering consulting and customized services classified as net sales is $3.3 million and the related cost of goods sold is $2.9 million. For comparative purposes, for the three and nine month periods ended July 31, 2006, $4.9 million and $13.7 million, respectively has been reclassified as net sales. The related cost of goods sold of $3.1 million and $8.3 million for the three and nine month periods ended July 31, 2006, respectively has been reclassified to cost of goods sold from selling, general, and administrative expenses.

(2)	Includes stock-based compensation under FAS 123R (adopted on November 1, 2005) of $0.1 million and $0.3 million for the three and nine month periods ended August 4, 2007, respectively. For the three months ended May 5, 2007 stock-based compensation expense was $0.1 million. For the three and nine month periods ended July 31, 2006, stock-based compensation expense was $0.3 million and $0.5 million, respectively. The three and nine month periods ended August 4, 2007 include a benefit of reclaimed VAT in the amount of $1.1 million. Also, includes amortization expenses resulting from the write-up to fair value of the inventory, spares and fixed assets acquired as part of our acquisition of NPTest of $0.4 million and $1.7 million for the three and nine months ended July 31, 2006, respectively.
(3)	Includes stock-based compensation under FAS 123R of $0.5 million and $1.2 million for the three and nine month periods ended August 4, 2007, respectively. For the three month period ended May 5, 2007, stock-based compensation expense was $0.3 million. For the three and nine month periods ended July 31, 2006, stock-based compensation expense was $0.6 million and $1.5 million, respectively.
(4)	Includes stock-based compensation under FAS 123R of $0.6 million and $2.6 million for the three and nine month periods ended May 5, 2007, respectively. For the three month period ended May 5, 2007, stock-based compensation expense was $0.9 million. For the three and nine month periods ended July 31, 2006, stock-based compensation expense was $0.8 million and $2.4 million, respectively. In addition, it includes amortization of the fixed assets write-up to fair value, resulting from NPTest acquisition of approximately $0.2 million for the nine month period July 31, 2006.
(5)	Includes a gain of $3.0 million associated with the exchange of $72.5 million of the convertible notes and a loss on the sale of land of $1.0 million for the nine months ended August 4, 2007.
(6)	Beginning in Q1 2007, Credence changed its fiscal year end from a calendar date ending October 31 to a 52 or 53 week calendar ending on the Saturday closest to October 31. There were 91 days in the third quarter of fiscal year 2007 and fiscal year 2007 will be a 52 week fiscal year ending November 3, 2007. This change has no impact on Credence’s results of operations, financial position, or cash flows.

CREDENCE SYSTEMS CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	August 4, 2007	Prior Quarter May 5, 2007	October 31, 2006 (1)
	(unaudited)	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$118,056	$123,704	$95,635
Short-term investments	72,816	45,371	7,177
Accounts receivable, net	108,269	125,506	114,796
Inventories	67,461	62,965	55,200
Other current assets	26,732	24,378	24,661

Total current assets	393,334	381,924	297,469
Property and equipment, net	78,369	79,591	87,175
Other assets	124,305	130,144	132,950

Total assets	$596,008	$591,659	$517,594

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Convertible subordinated notes	$72,500	$—	$—
Accounts payable	25,320	26,064	32,477
Accrued liabilities	100,512	100,307	105,089
Deferred profits	6,295	11,967	6,143

Total current liabilities	204,627	138,338	143,709
Convertible subordinated notes	122,500	195,000	145,000
Other liabilities	32,159	33,157	6,686
Long-term deferred income taxes	9,473	9,473	9,473
Stockholders’ equity	227,249	215,691	212,726

Total liabilities and stockholder’s equity	$596,008	$591,659	$517,594

(1)	Derived from the audited financial statements for the year ended October 31, 2006.